Exhibit 23.1

               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


         We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-8 No. 333-00000) and the related Prospectus of Knight-Ridder, Inc. for the registration of (i) 196,667 shares of Common Stock to be issued under the Knight-Ridder, Inc. Compensation Plan for Nonemployee Directors and (ii) 3,312 shares of Common Stock previously issued under such Plan, and to the incorporation by reference therein of our report dated January 26, 1998, with respect to the consolidated financial statements and schedule of Knight-Ridder, Inc. included or incorporated by reference in its Annual Report (Form 10-K) for the year ended December 28, 1997, filed with the Securities and Exchange Commission.


                                             /s/ Ernst & Young LLP


San Jose, California
November 30, 1998